Exhibit 99.1
AirSculpt Technologies Announces Strong Preliminary Second Quarter 2023 Revenue, Reaffirms 2023 Revenue Guidance and Updates 2023 Adjusted EBITDA Guidance
MIAMI BEACH, Fla., July 11, 2023 (GLOBE NEWSWIRE) – AirSculpt Technologies, Inc. (NASDAQ:AIRS)(“AirSculpt” or the “Company”), a national provider of premium body contouring procedures, today announced selected unaudited preliminary financial results for its second quarter ended June 30, 2023.

For the second quarter, revenue is expected to be approximately $55.7 million, an increase of 12.2% over the prior year. “The results for the second quarter for both revenue and Adjusted EBITDA are ahead of our expectations and speak to the continued demand for AirSculpt,” said Todd Magazine, Chief Executive Officer of AirSculpt Technologies, Inc. “We are very pleased with our performance through the first half of 2023. We continue to focus our attention on strengthening the organization focusing on revenue growth, which includes ramping up our de novo expansion program, and right sizing our cost structure.”

The Company’s 2023 revenue guidance remains unchanged at $187 million to $192 million with the expectation of achieving the upper end of this range. The Company is also reaffirming opening five new centers in 2023. Three centers have opened in the first half of the year and are off to very strong starts and two more are expected to open in July, which is ahead of the original plan. The Company expects to report its complete second quarter results on August 11, 2023.

Also, in response to comments from the staff of the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the SEC’s interpretations for non-GAAP financial reporting, the Company will no longer include pre-opening de novo and relocation costs as an adjustment to calculate Adjusted EBITDA in future filings. As a result, the Company is revising its full year guidance for Adjusted EBITDA to reflect this change. This adjustment does not change historical income from operations or future expected income from operations or cash flow and the Company will continue to disclose total pre-opening de novo and relocation costs supplementally in future filings. Additionally, this change will have no impact on the Company’s leverage ratio as calculated under its credit agreement as adjustments for pre-opening de novo and relocation costs are allowed under the existing agreement.
The Company’s 2023 Adjusted EBITDA outlook, as reported on May 12, 2023, was $48 to $50 million. For the full year 2023, total de novo and relocation costs are expected to be approximately $5.0 million. After adjusting for pre-opening de novo and relocation costs, the 2023 Adjusted EBITDA outlook is now $43 to $45 million, and the Company expects to perform at the upper end of this range.
To help investors more easily compare future results against prior period performance based on its revised non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin definitions, the Company is providing the following tables reflecting the Company's revised presentation of Adjusted EBITDA and Adjusted EBITDA Margin for 2022 and the quarter ended March 31, 2023.

	Three Months Ended March 31,
	2023	2022
Net loss	$ (14)	$ (693)
Plus
Equity-based compensation	4,388	7,316
IPO related costs	-	731
Restructuring and related severance costs	1,154	179
Depreciation and amortization	2,336	1,886
Gain on disposal of long-lived assets	(184)	-
Interest expense, net	1,735	1,492
Income tax expense/(benefit)	41	(1,970)
Adjusted EBITDA (1)	$ 9,456	$ 8,941
Adjusted EBITDA Margin	20.6%	22.6%
(1)Previously reported Adjusted EBITDA was $10.7 million and $9.8 million for the three months ended March 31, 2023 and 2022, respectively. Previously reported Adjusted EBITDA included an adjustment of $1.3 million and $0.8 million for pre-opening de novo and relocation costs for the three months ended March 31, 2023 and 2022, respectively.

	Twelve Months Ended December 31,
	2022	2021
Net (loss)/Income	$ (14,679)	$ 10,551
Plus
Sponsor management fee	-	1,636
Equity-based compensation	29,457	7,185
Loss on debt modification	932	682
IPO related costs	731	11,837
Restructuring and related severance costs	4,111	850
Depreciation and amortization	8,061	6,597
Loss on disposal of long-lived assets	147	-
Interest expense, net	6,751	4,888
Income tax expense	3,383	329
Adjusted EBITDA (2)(3)	$ 38,894	$44,555
Adjusted EBITDA Margin	23.0%	33.4%
(2)Previously reported Adjusted EBITDA was $43.2 million and $46.1 million for the twelve months ended December 31, 2022 and 2021, respectively. Previously reported Adjusted EBITDA included an adjustment of $4.3 million and $1.6 million for pre-opening de novo and relocation costs for the twelve months ended December 31, 2022 and 2021, respectively.
(3)The Company went public on October 28, 2021. The Company’s Adjusted EBITDA was impacted by a full year's worth of public company costs during 2022, which added an additional $6.7 million of incremental public company costs in 2022. If the Company were to assume these same incremental public company costs were incurred in the 2021 period, our Adjusted EBITDA would have been $37.9 million and Adjusted EBITDA margin would have been 28.4%.

The preliminary results described in this press release are estimates only and are subject to revision until the Company reports its financial results for the second quarter ended June 30, 2023. There can be no assurance that the Company’s final results for this period will not be materially affected by these changes.
About AirSculpt
AirSculpt® is a next-generation body contouring treatment designed to optimize both comfort and precision, available exclusively at AirSculpt offices. The minimally invasive procedure removes fat and tightens skin, while sculpting targeted areas of the body, allowing for quick healing with minimal bruising, tighter skin, and precise results.
Forward-Looking Statements
This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties, and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies, and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K.
Our future results could be affected by a variety of other factors, including, but not limited to, failure to open and operate new centers in a timely and cost-effective manner; inability to open new centers due to rising interest rates and increased operating expenses due to rising inflation; shortages or quality control issues with third-party manufacturers or suppliers; competition for surgeons; litigation or medical malpractice claims; inability to protect the confidentiality of our proprietary information; changes in the laws governing the corporate practice of medicine or fee-splitting; changes in the regulatory, economic and other conditions of the states and jurisdictions where our facilities are located; and business disruption or other losses from war, pandemic, terrorist acts or political unrest.
The risk factors discussed in “Risk Factors” in our Annual Report on Form 10-K could cause our results to differ materially from those expressed in the forward-looking statements made in this press release.
There also may be other risks that are currently unknown to us or that we are unable to predict at this time.
Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Forward-looking statements speak only as of the date they were made, and we are under no duty to update any of these forward-looking statements after the date of this press release to conform our prior statements to actual results or revised expectations.
Use of Non-GAAP Financial Measures
The Company reports financial results in accordance with generally accepted accounting principles in the United States (“GAAP”), however, the Company believes the evaluation of ongoing operating results may be enhanced by a presentation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Net Income per Share, which are non-GAAP financial measures. Although the Company provides guidance for adjusted EBITDA, it is not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of net income, including equity-based compensation, are not predictable, making it impractical for us to provide guidance on net income or to reconcile our adjusted EBITDA guidance to net income without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information regarding net income, which could be material to future results.
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from similar measures used by other companies. These measures have limitations as an analytical tool and should not be considered in isolation or as a substitute or alternative to revenue, net income, operating income, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.

Investor Contact
Steven Halper/Caroline Paul
Managing Directors, LifeSci Advisors
investors@elitebodysculpture.com

Media Contact
Stephanie Evans Greene
Chief Marketing Officer
AirSculpt Technologies, Inc.
sevansgreene@elitebodysculpture.com